Exhibit 99.1

NEWS RELEASE

Contact:	John A. Maurer Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212) 720-4092

FOOT LOCKER, INC. REPORTS 2017 THIRD QUARTER RESULTS

●	Third Quarter Net Income of $102 Million, or $0.81 Per Share

●	Non-GAAP Net Income of $110 Million, or $0.87 Per Share

●	Third Quarter Comparable-Store Sales Decreased 3.7 Percent

NEW YORK, NY, November 17, 2017 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its third quarter ended October 28, 2017.

Third Quarter Results

Net income for the Company’s third quarter ended October 28, 2017 was $102 million, or $0.81 per share, compared with net income of $157 million, or $1.17 per share in the same period of 2016.

Third quarter comparable-store sales decreased 3.7 percent. Total sales decreased 0.8 percent, to $1,870 million this quarter, compared with sales of $1,886 million for the corresponding prior-year period. Excluding the effect of foreign currency fluctuations, total sales for the third quarter decreased 2.3 percent. The Company’s gross margin rate decreased to 31.0 percent of sales from 33.9 percent a year ago, and the selling, general, and administrative expense rate increased 30 basis points to 19.7 percent of sales. Within SG&A, the Company incurred $7 million of hurricane-related costs, the majority of which related to damaged or lost inventory.

The third quarter results included a $13 million pre-tax charge related to reducing and reorganizing corporate and division staff. Excluding this charge, which reduced after-tax earnings by 6 cents per share, non-GAAP earnings were $0.87 per share, compared to non-GAAP earnings of $1.13 per share in the comparable period of 2016.

“The Company’s results in the quarter were broadly in line with our expectations,” said Richard Johnson, Chairman and Chief Executive Officer. “Despite the highly promotional environment we still see in the marketplace, the availability of premium product is gradually improving compared to the first half of the year, and we believe we can achieve, and perhaps modestly exceed, the top- and bottom-line guidance we gave for the fourth quarter back in August.”

Mr. Johnson continued, “The reduction and reorganization of our corporate and division staff during the quarter, while a difficult decision, was a critical step in positioning us for success as we navigate through the tremendous disruption affecting our customers and the retail industry in general. We are adjusting our course proactively, including creating new initiatives with key vendors and making critical investments in our digital platforms and supply chain, to ensure that Foot Locker will continue to thrive at the center of sneaker culture and, more broadly, youth culture.”

Lauren Peters, Executive Vice President and Chief Financial Officer, added “In addition to taking meaningful steps to create an even more flexible and efficient organization, we maintained our solid management of inventory in the third quarter, which is enabling us to flow improving merchandise assortments into the business for the holiday season. We also significantly accelerated the pace of share repurchases in the quarter given the value we perceived in the price of the Company’s shares.”

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Year-To-Date Results

Net income for the Company’s first nine months of the year decreased to $333 million, or $2.55 per share on a GAAP basis, compared to net income of $475 million, or $3.50 per share, for the corresponding period in 2016. Year-to-date sales were $5,572 million, a decrease of 1.4 percent compared to sales of $5,653 million in the corresponding nine-month period of 2016. Year-to-date, comparable store sales decreased 2.9 percent, while total year-to-date sales, excluding the effect of foreign currency fluctuations, decreased by 1.5 percent.

Year-To-Date Non-GAAP Adjustments

On a non-GAAP basis, earnings per share for the nine-month period totaled $2.84, an 18 percent decrease compared to the same period in 2016. In addition to the $13 million reorganization charge in the third quarter of this year, the Company’s results in the second quarter included a $50 million pre-tax litigation charge. Combined, these two charges reduced GAAP earnings by 29 cents per share, compared with non-GAAP items which increased GAAP earnings 4 cents per share in the first nine months of 2016.

Financial Position

At October 28, 2017, the Company’s merchandise inventories were $1,315 million, 3.4 percent lower than at the end of the third quarter last year. Using constant currencies, inventory decreased 4.9 percent. The Company’s cash totaled $890 million, while the debt on its balance sheet was $126 million. The Company spent $304 million to repurchase 8.69 million shares during the quarter and paid a quarterly dividend of $0.31 per share for $38 million.

Store Base Update

During the third quarter, the Company opened 12 new stores, remodeled or relocated 41 stores, and closed 22 stores. As of October 28, 2017, the Company operated 3,349 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 83 franchised Foot Locker stores were operating in the Middle East, as well as 14 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (EST) today, November 17, 2017, to review these results and discuss the outlook for the remainder of 2017. This conference call may be accessed live by dialing 1-800-763-5545 (U.S. and Canada) or +44 208-196-2877 (International), or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. A replay of the call will be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com through December 1, 2017.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), cybersecurity breaches, pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2016 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended October 28, 2017 and October 29, 2016

(In millions, except per share amounts)

	Third Quarter		Year-to-Date
	2017	2016	2017	2016
Sales	$1,870	$1,886	$5,572	$5,653

Cost of sales (1)	1,290	1,246	3,809	3,730
SG&A	368	366	1,078	1,077
Depreciation and amortization	44	40	127	118
Income from operations	168	234	558	728

Litigation and other charges	13	6	63	6
Interest (income)/expense, net	—	1	(1)	2
Other income	(1)	—	(2)	(3)
Income before income taxes	156	227	498	723
Income tax expense	54	70	165	248
Net income	$102	$157	$333	$475

Diluted EPS	$0.81	$1.17	$2.55	$3.50
Weighted-average diluted shares outstanding	126.4	134.0	130.3	135.7

Reconciliation of GAAP to Non-GAAP Results:

	Third Quarter				Year-to-Date
	2017		2016		2017		2016
	After		After		After		After
	Tax	EPS	Tax	EPS	Tax	EPS	Tax	EPS
GAAP net income	$102	$0.81	$157	$1.17	$333	$2.55	$475	$3.50

After-tax adjustments:
Reorganization costs (2)	8	0.06	—	—	8	0.06	—	—
Litigation charge (3)	—	—	—	—	30	0.23	—	—
Impairment charge (4)	—	—	5	0.03	—	—	5	0.03
Tax benefit related to intellectual property reassessment (5)	—	—	(10)	(0.07)	—	—	(10)	(0.07)
Non-GAAP results	$110	$0.87	$152	$1.13	$371	$2.84	$470	$3.46

Footnotes:

(1)	Cost of sales includes: the cost of merchandise, freight, distribution costs (including related depreciation expense), shipping and handling, occupancy, and buyers’ compensation. Occupancy costs include rent, common area maintenance charges, real estate taxes, general maintenance, and utilities.

(2)	During the third quarter of 2017, the Company reduced and reorganized its division and corporate staff. The Company recorded a pre-tax charge of $13 million ($8 million after-tax applying a marginal tax rate) or $0.06 per diluted share. The substantial majority of the charge is for severance and related costs.

(3)	During the second quarter of 2017, the Company recorded a pre-tax charge of $50 million ($30 million after-tax, applying a marginal tax rate, or $0.23 per diluted share) in connection with its U.S. retirement plan litigation. The Company had previously recorded a pre-tax charge for $100 million during 2015. This charge reflects the Company’s revised estimate of its exposure for this matter, bringing the total pre-tax amount accrued to $150 million. The Company will continue to vigorously defend itself in this case. In light of the uncertainties involved in this matter, there is no assurance that the ultimate resolution will not differ from the amount currently accrued by the Company.

(4)	In the third quarter of 2016, the Company recorded a $6 million impairment charge ($5 million after tax, applying a marginal tax rate) associated with underperforming store assets of Runners Point and Sidestep.

(5)	During the third quarter of 2016, the Company’s scheduled triennial reassessment of the value of the intellectual property provided to our European business by Foot Locker in the U.S. resulted in a $10 million tax reduction.

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	October 28,	October 29,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$890	$865
Merchandise inventories	1,315	1,361
Other current assets	295	291
	2,500	2,517
Property and equipment, net	835	732
Deferred taxes	164	171
Other assets	316	274
	$3,815	$3,694

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$243	$215
Accrued and other liabilities	326	327
Current portion of capital lease obligations	—	1
	569	543
Long-term debt and obligations under capital leases	126	127
Other liabilities	463	391
Total liabilities	1,158	1,061
Total shareholders’ equity	2,657	2,633
	$3,815	$3,694

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FOOT LOCKER, INC.

Store and Square Footage

(unaudited)

Store activity is as follows:

	January 28,			October 28,	Relocations/
	2017	Opened	Closed	2017	Remodels
Foot Locker US	948	3	24	927	35
Foot Locker Europe	622	14	7	629	39
Foot Locker Canada	119	1	7	113	5
Foot Locker Asia Pacific	95	4	2	97	8
Kids Foot Locker	411	26	8	429	21
Lady Foot Locker	124	—	16	108	—
Champs Sports	545	4	3	546	14
Footaction	261	11	7	265	18
Runners Point	122	1	2	121	—
Sidestep	86	—	3	83	—
SIX:02	30	2	1	31	—
Total	3,363	66	80	3,349	140

Selling and gross square footage are as follows:

	January 28, 2017		October 28, 2017
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,453	4,250	2,444	4,253
Foot Locker Europe	907	1,971	928	2,021
Foot Locker Canada	265	432	267	435
Foot Locker Asia Pacific	134	220	139	230
Kids Foot Locker	688	1,175	731	1,250
Lady Foot Locker	167	280	146	245
Champs Sports	1,930	2,978	1,949	3,015
Footaction	786	1,309	837	1,389
Runners Point	162	267	154	264
Sidestep	81	135	76	131
SIX:02	61	101	63	106
Total	7,634	13,118	7,734	13,339

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